UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/22/2010

Dynavax Technologies Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34207

Delaware	33-0728374
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2929 Seventh Street, Suite 100
Berkeley, CA 94710-2753
(Address of principal executive offices, including zip code)

(510) 848-5100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective on November 22, 2010, Dino Dina, M.D., Chief Executive Officer of Dynavax Technologies Corporation (the "Company"), and J. Tyler Martin, M.D., the Company's President, entered into amended and restated Management Continuity and Severance Agreements dated as of November 12, 2010 (the "Agreements").

The Agreements provide that Drs. Dina and Martin (each, an Executive) will receive annual base salaries of $408,000 and $375,000, respectively, and will be eligible to earn an annual bonus of up to $244,800 and $206,250, respectively. Dr. Dina is also eligible for reimbursement of legal fees incurred in negotiating his Agreement, up to $15,000. In addition, the Agreements provide for severance payments and benefits to each Executive upon termination of employment under certain circumstances, including a change of control of the Company.

Involuntary Termination

Under the terms of the Agreements, in the event (i) the Company terminates Dr. Dina's employment without Cause (as defined in the Agreements) or (ii) Dr. Dina resigns for Good Reason (as defined in the Agreements), Dr. Dina shall receive:

-        a lump-sum cash payment equal to 24 months of Dr. Dina's then effective annual base salary;
-        cash payments made over time in an amount equal to the cost of continuing health insurance benefits for up to 24 months upon Dr. Dina's election of COBRA continuation coverage;
-        full vesting of employee stock options to purchase the Company's common stock that are held by Dr. Dina on the effective date of such involuntary termination; and
-        until the earlier of (i) three years from the effective date of such involuntary termination or (ii) the original term of each option to exercise vested options.
Under the terms of the Agreements, in the event (i) the Company terminates Dr. Martin's employment without Cause (as defined in the Agreements) or (ii) Dr. Martin resigns for Good Reason (as defined in the Agreements), other than in connection with a Change of Control, Dr. Martin shall receive:
-        a lump-sum cash payment equal to 12 months of Dr. Martin's then effective annual base salary;
-        cash payments made over time in an amount equal to the cost of continuing health insurance benefits for up to 12 months upon Dr. Martin's election of COBRA continuation coverage; and
-        an additional 12 months vesting of employee stock options to purchase the Company's common stock that are held by Dr. Martin on the effective date of such involuntary termination.
In each case, receipt of such benefits by either Executive is subject to the execution of a general release in favor of the Company.

Benefits in Connection with a Change of Control

In the event of a Change of Control (as defined in the Agreements), and subject to Dr. Dina's continued service with the Company through the time immediately prior to the closing of such Change of Control and execution of a general release in favor of the Company, Dr. Dina shall receive full vesting of employee stock options to purchase the Company's common stock held by him immediately prior to the effective time of such Change of Control. In addition, if Dr. Dina's employment with the Company terminates for any reason on or before January 13 of the calendar year following the calendar year in which the effective time of the Change of Control occurs, Dr. Dina shall also receive:

-        the involuntary termination benefits for Dr. Dina described above; and

-        a lump-sum cash payment equal to 100% of Dr. Dina's target bonus for the year of termination.

In the event of a Change of Control, and subject to Dr. Martin's continued service with the Company through the time immediately prior to the closing of such Change of Control and execution of a general release in favor of the Company, Dr. Martin shall receive an additional two years vesting of employee stock options to purchase the Company's common stock held by him immediately prior to the effective time of such Change of Control. In addition, if Dr. Martin's employment with the Company terminates for any reason on or before January 13 of the calendar year following the calendar year in which the effective time of the Change of Control occurs, Dr. Martin shall also receive:

-        a lump-sum cash payment equal to 18 months of Dr. Martin's then effective annual base salary;

-        cash payments made over time in an amount equal to the cost of continuing health insurance benefits for up to 18 months upon Dr. Martin's election of COBRA continuation coverage;
-        a lump-sum cash payment equal to 100% of Dr. Martin's target bonus for the year of termination; and
-        until the earlier of (i) three years from the effective date of such involuntary termination or (ii) the original term of each option to exercise vested options.
In no event shall either Executive receive severance benefits under both the involuntary termination and Change of Control provisions of the Agreements.

The foregoing descriptions of the Agreements are not complete and are qualified in their entireties by reference to the full text of each Agreement, copies of which are filed herewith as Exhibit 10.58 and Exhibit 10.59 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
Exhibit No.                 Description
10.58                Amended and Restated Management Continuity and Severance Agreement, dated as of November 12, 2010, by and between the Company and Dino Dina, M.D.
10.59                Amended and Restated Management Continuity and Severance Agreement, dated as of November 12, 2010, by and between the Company and J. Tyler Martin, M.D.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation

Date: November 23, 2010	By:	/s/ Michael S. Ostrach
Michael S. Ostrach
Vice President

EXHIBIT INDEX

Exhibit No.	Description
EX-10.58	Amended and Restated Management Continuity and Severance Agreement, dated as of November 12, 2010, by and between the Company and Dino Dina, M.D.
EX-10.59	Amended and Restated Management Continuity and Severance Agreement, dated as of November 12, 2010, by and between the Company and J. Tyler Martin, M.D.